UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 14, 2008

ChoicePoint Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-13069	58-2309650
(State of Incorporation)	Commission File Number	(IRS employer identification no.)

1000 Alderman Drive Alpharetta, Georgia		30005
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (770) 752-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On January 14, 2008, ChoicePoint Inc. (the “Company”) entered into a $300 million five-year unsecured Term Loan Credit Agreement (the “Credit Agreement”) with Wachovia Bank, N.A., as Administrative Agent and a lender, US Bank, N.A., as Syndication Agent and a lender, and a syndicate of certain other lenders. Wachovia Capital Markets, LLC acted as Sole Lead Arranger and Sole Book Runner under the Credit Agreement. All amounts borrowed under the Credit Agreement will be used to partially repay amounts outstanding under the Company’s existing Revolving Credit Agreement dated October 25, 2006 (the “Revolving Credit Agreement”). Certain of the lenders party to the Credit Agreement, directly or through affiliates, have pre-existing relationships with the Company, including participation in the Revolving Credit Agreement, the Company’s receivables securitization for certain of the Company’s subsidiaries, and the Company’s synthetic lease arrangements which are described or incorporated by reference in the Company’s Quarterly Reports on Form 10–Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The loans made under the Credit Agreement will mature on January 14, 2013. The Company and its Material Subsidiaries (as defined in the Credit Agreement) that are U.S. subsidiaries are guarantors of the obligations under the Credit Agreement, and any new Material Subsidiary that is a U.S. subsidiary also will be required to become a guarantor.

The Credit Agreement contains customary representations, warranties and covenants, including covenants limiting liens, guaranties, mergers and consolidations, substantial asset sales, investments and loans, sale and leasebacks and other fundamental changes. In addition, the Credit Agreement contains covenants to the effect that (i) the Company will not permit the ratio of Funded Debt to Consolidated EBITDA (as those terms are defined in the Credit Agreement) to exceed 3.0 to 1.0 and (ii) the Company’s ratio of Consolidated EBITDA to Consolidated Interest Expense (as those terms are defined in the Credit Agreement) shall not be less than 4.0 to 1.0. The foregoing covenants are identical to those found in the Revolving Credit Agreement.

In the event of a default by the Company under the Credit Agreement, including cross-defaults relating to specified other debt of the Company or its consolidated subsidiaries in excess of $5 million, the lenders may declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. In addition, the lenders may enforce any and all rights and remedies created under the Credit Agreement or applicable law or equity, including set-off rights. For events of default relating to insolvency, bankruptcy or receivership, the amounts outstanding become payable immediately.

The Company has the option to elect one of two methods for calculating the interest due on borrowings under the Credit Agreement. If the Company elects the Base Rate (as defined in the Credit Agreement), the Company’s rate per annum will be equal to the higher of (i) the rate which the Administrative Agent quotes for reference as its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate (as defined in the Credit Agreement), as in effect from time to time, plus one-half of one percent per annum. If the Company elects to borrow as a Eurodollar Advance, the Company’s rate per annum will be equal to the sum of LIBOR plus the Applicable Margin (as those terms are defined in the Credit Agreement). The Applicable Margin varies, depending on the Company’s ratio of Funded Debt to Consolidated EBITDA, and ranges from 1.000% to 1.375%. During the term of the Credit Agreement, the Company will pay an annual administrative fee to the Administrative Agent in the amount of $12,500.

In connection with entering into the Credit Agreement, the Company amended the Revolving Credit Agreement to permit the Company’s execution of the Credit Agreement. The amendment to the Revolving Credit Agreement was effective January 14, 2008. Certain of the lenders party to the

Revolving Credit Agreement, directly or through affiliates, have pre-existing relationships with the Company as described above, including as lenders under the Credit Agreement. A copy of the Credit Agreement and the amendment to the Revolving Credit Agreement will be filed as exhibits to the Company’s Annual Report on Form 10–K for the year ended December 31, 2007.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 hereby is incorporated into this Item 2.03 by reference.

Item 8.01.	Other Events.

In addition, on January 15, 2008, the Company issued a press release announcing the execution of the Credit Agreement. A copy of this press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this item 8.01.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release of ChoicePoint Inc. dated January 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2008	CHOICEPOINT INC.

	By:	/s/ Steven W. Surbaugh
Steven W. Surbaugh
Executive Vice President and Chief Administrative Officer